Exhibit 99.1

Spectrum Brands Holdings Announces Fiscal 2010 Full-Year and Fourth-Quarter Financial Results, and $50 Million Prepayment on Term Loan

MADISON, Wis.--(BUSINESS WIRE)--December 6, 2010--Spectrum Brands Holdings, Inc. (NYSE:SPB):

  Company delivers fiscal 2010 increased adjusted EBITDA and net sales in line with previous guidance
  Net sales of $2.6 billion in fiscal 2010 grow 15.1 percent versus fiscal 2009; 3.4 percent growth on sales of $3.1 billion in fiscal 2010 including the Russell Hobbs businesses for both fiscal years
  Strong liquidity position at fiscal 2010 year-end with $171 million of cash and zero cash drawn on ABL facility as of September 30, 2010
  $50 million voluntary prepayment made on Term Loan in November 2010, with continuing focus on aggressive deleveraging and strong free cash flow generation
  Company targeting cumulative debt reduction on Term Loan of at least $200 million during fiscal 2011
  Company on track to deliver $25-$30 million in cost synergies from Russell Hobbs transaction
  Company expects revenue growth of 3-4 percent, and increases in adjusted EBITDA to $455-$465 million and free cash flow to $155-$165 million in fiscal 2011

Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, today announced its fiscal 2010 full-year and fourth-quarter financial results for the period ended September 30, 2010.

“Our fiscal 2010 performance reflects the success we are having with our superior value brand strategy as a $3.1 billion company with compelling opportunities for growth and expansion, and the ability to generate strong, sustainable cash flow,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “We delivered our adjusted EBITDA growth target in fiscal 2010, ended the year with a strong liquidity position, and have since made an initial $50 million prepayment on our Term Loan. This is a promising start to an aggressive deleveraging program we plan to carry out targeting cumulative debt reduction of at least $200 million in fiscal 2011. In addition, we have just completed a small, accretive bolt-on acquisition in our Pet Supplies segment.

“Net sales for the combined Spectrum Brands and Russell Hobbs businesses grew 3.4 percent in fiscal 2010, with significant market share gains in certain products categories,” Mr. Lumley added. “We remain focused on the Spectrum Value Model of enhancing retailer margins, introducing new products and product line extensions, and aggressively reducing our cost structure. These are exciting times for our Company, which is clearly on the move. We are optimistic about further growth and financial progress in fiscal 2011.”

Russell Hobbs Transaction

On June 16, 2010, the transaction to combine Spectrum Brands, Inc. with Russell Hobbs, Inc. was completed pursuant to the previously announced agreement and Plan of Merger dated February 9, 2010. The addition of Russell Hobbs’ well-respected family of small appliance brands, with such notable names as Black & Decker®, George Foreman®, Littermaid®, Farberware® and Toastmaster®, created a strong global consumer products company with solid free cash flow potential and an improved combined balance sheet.

The reader should note that the 12-month period presented in Tables 1 and 2 of this press release, which reflect GAAP numbers, include the results of the Russell Hobbs’ businesses only from the date of the close of the transaction, June 16, 2010, through the end of the fourth quarter, September 30, 2010.

Tables 3, 4 and 5 bridge the Company’s GAAP results to reflect the acquisition as if it occurred at the beginning of the respective periods presented.

Fresh-Start Reporting

As a reminder to readers, in connection with the Company’s emergence from Chapter 11 on August 28, 2009 and the adoption of fresh-start reporting on August 30, 2009, in accordance with Accounting Standards Codification (“ASC”) Topic 852, “Reorganizations,” the post emergence results for the period from August 31 through September 30, 2009 (Successor Company) and the period from October 1, 2008 through August 30, 2009 (Predecessor Company) are presented separately in the Company’s audited Consolidated Statement of Operations in its Fiscal 2009 Form 10-K. For illustrative purposes in this earnings release, the Company has combined the separate Successor Company and Predecessor Company results to derive combined three and twelve months ended September 30, 2009. However, because of various adjustments to the Company’s financial statements in connection with the adoption of fresh-start reporting, the results of operations for the Successor Company are not comparable to those of the Predecessor Company.

Fiscal 2010 Consolidated Financial Results

The Company reported consolidated GAAP net sales of $2.6 billion for fiscal 2010, an increase of 15.1 percent compared with $2.2 billion for the same period last year. The increase was the result of the Russell Hobbs acquisition completed on June 16, 2010 and sales growth in the Global Batteries & Personal Care and the Home and Garden segments of 6.9 percent and 6.0 percent, respectively. The sales results were negatively impacted by $26.7 million of foreign exchange. Including the results of the Russell Hobbs’ businesses as if the acquisition occurred at the beginning of each year, net sales for fiscal 2010 were $3.1 billion, an increase of 3.4 percent compared with $3.0 billion for fiscal 2009. Significant market share gains were achieved in certain categories in fiscal 2010.

The Company reported a GAAP net loss of $190.1 million, or $5.28 per diluted share, for fiscal 2010. Adjusted for certain items which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share of $1.21, a non-GAAP number, for fiscal 2010. These items, aggregating to $6.49 per diluted share, included:

  $106.7 million, or $2.09 per diluted share, reflecting an adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate;
  $1.56 per diluted share for share dilution adjustments to reflect the new capital structure for the full fiscal year;
  $53.4 million, or $1.04 per diluted share, for the write-off of unamortized debt issuance costs and debt discount/premiums related to the extinguishment of debt that was refinanced in conjunction with the merger of Russell Hobbs;
  $50.1 million, or $0.98 per diluted share, for pre-acquisition merger activity, and acquisition and integration-related charges;
  $22.3 million, or $0.44 per diluted share, for inventory fair value adjustments related to fresh-start reporting;
  $15.7 million, or $0.31 per diluted share, related to several previously announced restructuring initiatives, which are listed in the footnotes to Table 3 of this release;
  $2.4 million, or $0.05 per diluted share, for professional fees related to the Company’s voluntary filing and subsequent emergence from Chapter 11; and
  $0.02 per diluted share of other non-cash charges, which are listed in Table 3 of this release.

As a result of the cancellation of the Company’s old common stock upon its emergence from bankruptcy on August 28, 2009 and because earnings per share calculations performed prior to that date would not reflect the Company’s new capital structure following either the bankruptcy or the transaction with Russell Hobbs, the Company did not include a discussion of the comparison of earnings per share for the full year or the fourth quarter in this release.

Consistent with the Company’s guidance, fiscal 2010 consolidated adjusted EBITDA, a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends, was $431.8 million. In fiscal 2009, net income was $943.2 million and consolidated adjusted EBITDA was $390.9 million, which includes the results of the Russell Hobbs’ businesses as if combined with Spectrum at the beginning of both periods. Adjusted EBITDA in fiscal 2010 increased 10.5 percent compared with adjusted EBITDA in fiscal 2009. The Company’s four segments all reported increased adjusted EBITDA for fiscal 2010 versus fiscal 2009.

Fiscal 2010 Fourth Quarter Consolidated Financial Results

The Company reported consolidated GAAP net sales of $789.0 million for the fourth quarter of fiscal 2010, which included six fewer shipping days than the fourth quarter of 2009, compared to net sales of $589.4 million in the fourth quarter of 2009. These sales results were negatively impacted by $12.4 million of foreign exchange. The increase of 33.9 percent was predominantly driven by the addition of Russell Hobbs. Including the prior year’s full-quarter results for the Russell Hobbs’ businesses, net sales of $789.0 million for the fourth quarter of fiscal 2010 fell slightly from $800.6 million for the same period in fiscal 2009. Gross profit of $274.5 million in the fourth quarter of fiscal 2010 grew 30 percent versus the comparable year-ago period.

The Company recorded a GAAP net loss of $24.3 million, or $0.48 per diluted share, for the fourth quarter of fiscal 2010, compared with net income of $1,152.8 million for the same period of fiscal 2009, which included a gain of $1.222.7 million as a result of various reorganization items. The Company generated adjusted diluted earnings per share of $0.25, a non-GAAP number, for the fourth quarter of fiscal 2010. These items, aggregating to $0.73 per share, included:

  A $20.3 million, or $0.40 per diluted share, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate;
  $10.4 million, or $0.20 per diluted share, of acquisition and integration-related charges related to the merger with Russell Hobbs, primarily consisting of costs for legal and professional fees and employee termination costs;
  $4.8 million, or $0.10 per diluted share, related to several previously announced restructuring initiatives, which are listed in the footnotes to Table 3 of this release; and
  $1.4 million, or $0.03 per diluted share, related to an inventory write-up associated with the valuation of Russell Hobbs in accordance with ASC Topic 805.

Consolidated adjusted EBITDA for the fourth quarter of fiscal 2010 was $99.7 million compared with $115.7 million for the same period of fiscal 2009, which includes the results of Russell Hobbs’ businesses as if combined with Spectrum as of the beginning of last year’s fourth quarter. Foreign exchange had an $11.4 million negative impact on adjusted EBITDA in the fourth quarter of fiscal 2010.

Segment Level Data

Global Batteries & Personal Care

Paced by double-digit, top-line growth in batteries in both North America and Latin America, the Company reported $372.0 million of net sales for the Global Batteries & Personal Care segment for the fourth quarter of fiscal 2010, compared with $361.4 million in the same period last year. Fourth-quarter 2010 segment sales were negatively impacted by $10.5 million of foreign exchange.

Global battery sales for the fourth quarter, which included six fewer shipping days, were $237.9 million compared with $228.6 million in the same period last year. Foreign exchange negatively impacted these results by $5.9 million. Despite continued competitive pressures, North American battery sales were $104.3 million for the quarter, an increase of 14.7 percent versus $90.9 million in the year-ago period. North America’s battery sale market share continued to increase, reaching a record high level. European battery sales for the quarter, which were negatively impacted by $6.5 million of foreign exchange and where the Company continued its voluntary exit of low-margin private-label sales, were $75.1 million compared with $88.2 million during the same period last year. Because of this region’s focus on profitable growth, despite a smaller top line compared with a year ago, Europe’s branded battery business saw an improvement in sales and profits. Finally, in Latin America, battery sales were $58.5 million for the fourth quarter, up 18.4 percent versus $49.4 million in the comparable period last year. Foreign exchange positively impacted Latin American battery sales by $0.4 million.

Global sales of Remington branded products were $110.9 million for the fourth quarter of fiscal 2010 versus $112.3 million for the same period last year. Foreign exchange negatively impacted these results by $4.2 million.

With segment net income of $36.3 million, adjusted EBITDA for the Global Batteries & Personal Care segment was $50.4 million for the fourth quarter of fiscal 2010. Segment net income in fiscal 2009 was $26.2 million and adjusted EBITDA was $59.8 million. Excluding a negative foreign exchange impact of $11.4 million, adjusted EBITDA for this segment improved 3.3 percent over the fourth quarter of fiscal 2009.

Global Pet Supplies

Consistent with the Company’s strategy, the Global Pet Supplies segment on December 3 completed an accretive $12.5 million, bolt-on acquisition of Seed Resources, LLC at an attractive multiple of EBITDA. Seed Resources is a leading wild bird seed cake producer through its Birdola® premium brand seed cakes.

Driven by six fewer shipping days in the quarter, a product recall in the companion animal category and general softness in the aquatics category due to macroeconomic factors, the Global Pet Supplies segment delivered net sales of $140.1 million for the fourth quarter of fiscal 2010, compared with $154.8 million in the comparable year-ago period. Foreign exchange negatively impacted these results by $1.9 million.

Net income for the Global Pet Supplies segment was $14.4 million for the fourth quarter of fiscal 2010. Given the reduced sales and the approximately $4 million impact from the product recall which has since been resolved, adjusted EBITDA for this segment of $24.6 million for the fourth quarter declined from $30.4 million in the same period last year. Foreign exchange was a slight negative impact of $0.8 million. In fiscal 2009, the segment recorded a net loss of $1.2 million and adjusted EBITDA was $30.4 million.

Home and Garden

With a successful 2010 extended season highlighted by robust promotional activity and solid distribution gains, the Home and Garden segment reported sales of $75.1 million in the fourth quarter of fiscal 2010, an increase of 2.6 percent versus $73.2 million in the same period last year.

Segment net income was $8.7 million for the fourth quarter of fiscal 2010. Revenue growth and operational excellence initiatives drove an improvement in adjusted EBITDA for the fourth quarter of $13.0 million. In the fourth quarter of fiscal 2009, the segment recorded a net loss of $1.3 million, while adjusted EBITDA was $9.1 million.

Small Appliances

Spectrum’s newest business segment, Small Appliances, which consists of the businesses that were added to the portfolio upon the completion of the Russell Hobbs transaction on June 16, 2010, reported net sales of $201.8 million for the fourth quarter of fiscal 2010 compared with $211.2 million in the prior-year period. The sales decline was primarily attributable to softness in North American operations, partially offset by a strong international performance, primarily in Europe.

The Small Appliances segment recorded a fourth-quarter net loss of $1.1 million. Adjusted EBITDA for the fourth quarter of fiscal 2010 was $19.5 million. Russell Hobbs, which was acquired by the Company on June 16, 2010, reported net income of $2.4 million for the fourth quarter of fiscal 2009. Segment adjusted EBITDA for the fourth quarter of fiscal 2009 was $24.4 million. Foreign exchange was a positive impact of $0.8 million. The decrease was due to lower sales and increased promotional spending with a focus on expanding the segment’s presence in the healthy cooking category and leveraging the strength of the George Foreman® brand.

Liquidity and Debt Reduction

The Company completed its fiscal year on September 30, 2010 with a strong liquidity position, including a cash balance of approximately $171 million and zero cash drawn on its ABL facility. As of the end of fiscal 2010, approximately $1,537 million was outstanding under the Company’s senior credit facilities consisting of a senior secured Term Loan of $750 million, senior secured Notes of $750 million and approximately $37 million related to outstanding letters of credit under its $300 million ABL working capital facility.

In November 2010, the Company made a prepayment of $50 million reducing its $750 million senior secured Term Loan to $700 million, consistent with its stated objective to reach a target leverage (total debt to adjusted EBITDA) of 3 times or less in the next two years. The Company anticipates cumulative debt reduction on its senior secured Term Loan in fiscal 2011 of at least $200 million.

Fiscal 2011 Outlook

The Company expects to deliver net sales growth in the range of 3 to 4 percent in fiscal 2011. Adjusted EBITDA in fiscal 2011 is expected to increase to $455 million to $465 million with free cash flow expected to improve to $155 million to $165 million. Capital expenditures are estimated at $40 million in fiscal 2011. The Company continues to expect to deliver free cash flow of $200 million or more in fiscal 2012 and beyond.

Conference Call/Webcast Scheduled for 4:30 PM Eastern Time Today

The Company will host an earnings conference call and webcast at 4:30 p.m. Eastern Time today, December 6, 2010. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 25643065. A telephone replay of the conference call will be available through Friday, December 17, 2010. To access this replay, participants may call 706-645-9291 and use the same conference ID.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings’ businesses generate annual revenue from continuing operations in excess of $3 billion. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of current exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted earnings per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three and twelve months ended September 30, 2010 versus the three months and twelve months ended September 30, 2009 on a consolidated basis and for each of the Company’s business segments. In connection with the discussion of our Fiscal 2011 Outlook in this release, see attached Table 6, “Reconciliation of GAAP Net Income to Adjusted EBITDA,” which contains a reconciliation of GAAP Net Income to adjusted EBITDA on a consolidated prospective basis for the twelve months ending September 30, 2011 and see attached Table 7, “Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2011. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as expected sales, adjusted EBITDA and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings’ and Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2010 and September 30, 2009
(Unaudited)
(In millions, except per share amounts)

	Successor Company	Combined Company		Successor Company	Combined Company
	Three Months Ended September 30,			Twelve Months Ended September 30,
	F2010	F2009	INC(DEC)	F2010	F2009	INC(DEC)
			%			%
Net sales	$789.0	$589.4	33.9%	$2,567.0	$2,230.5	15.1%
Cost of goods sold	512.9	378.0		1,638.5	1,400.9
Restructuring and related charges	1.6	0.2		7.2	13.4
Gross profit	274.5	211.2	30.0%	921.3	816.2	12.9%

Selling	139.0	101.1		466.8	402.3
General and administrative	59.4	49.0		199.4	165.8
Research and development	9.7	6.7		31.0	24.4
Acquisition and integration related charges	16.0	-		38.4	-
Restructuring and related charges	5.8	5.2		17.0	32.4
Intangibles impairment	-	34.4		-	34.4

Total operating expenses	229.9	196.4		752.6	659.3

Operating income	44.6	14.8		168.7	156.9

Interest expense	46.9	41.3		277.0	189.9
Other expense (income), net	3.8	(1.0)		12.3	2.5

Loss from continuing operations before reorganization items and income tax expense	(6.1)	(25.5)		(120.6)	(35.5)

Reorganization items, net	-	(1,222.7)		3.6	(1,138.9)

(Loss) gain from continuing operations before income taxes	(6.1)	1,197.2		(124.2)	1,103.4

Income tax expense	18.2	42.0		63.2	73.8

(Loss) gain from continuing operations	(24.3)	1,155.2		(187.4)	1,029.6

Loss from discontinued operations, net of tax (a)	-	(2.4)		(2.7)	(86.4)

Net (loss) gain	$(24.3)	$1,152.8		$(190.1)	$943.2

Average shares outstanding (b)	50.4			36.0

Loss from continuing operations	$(0.48)			$(5.20)
Loss from discontinued operations	-			(0.08)
Basic loss per share	$(0.48)			$(5.28)

Average shares and common stock equivalents outstanding (b) (c)
	50.4			36.0

Loss from continuing operations	$(0.48)			$(5.20)
Loss from discontinued operations	-			(0.08)
Diluted loss per share	$(0.48)			$(5.28)

Note 1: The merger with Russell Hobbs consummated on June 16, 2010. The financial results of Russell Hobbs are reported in the consolidated results since June 16, 2010.

Note 2: In connection with the Company's emergence from bankruptcy on August 28, 2009 and the application of fresh-start reporting on August 30, 2009, in accordance with ASC Topic 852, "Reorganizations," the post emergence results for the period from August 31, 2009 through September 30, 2009 (Successor Company) and the period from October 1, 2008 through August 30, 2009 (Predecessor Company) are presented separately in the Company's Audited Consolidated Statement of Operations in its Form 10-K. For illustrative purposes in this earnings release, the Company has combined the separate Successor Company and Predecessor Company results to derive combined three and twelve months ended September 30, 2009. However, because of the various adjustments to our financial statements in connection with the adoption of fresh-start reporting, including asset valuation adjustments, adjustments to liabilities and recognition of gain on cancellation of indebtedness, the results of operations for Successor Company are not comparable to those of the Predecessor Company.

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal 2009.

(b) Per share figures calculated prior to rounding.

(c) For the three and twelve months ended September 30, 2010, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and twelve months ended September 30, 2010 and September 30, 2009
(Unaudited)
($ in millions)

Supplemental Financial Data	F2010	F2009
Cash	$170.6	$97.8

Trade receivables, net	$365.0	$274.5
Days Sales Outstanding (a)	41	44

Inventory, net	$530.3	$341.5
Inventory Turnover (b)	3.0	4.6

Total Debt	$1,743.8	$1,583.5

	Successor Company	Combined Company	Successor Company	Combined Company
	Three Months Ended September 30,		Twelve Months Ended September 30,
Supplemental Cash Flow Data	F2010	F2009	F2010	F2009
Depreciation and amortization, excluding amortization of debt
issuance costs	$33.9	$19.6	$117.4	$67.1

Capital expenditures	$22.9	$5.2	$40.3	$10.8

	Successor Company	Combined Company	Successor Company	Combined Company
	Three Months Ended September 30,		Twelve Months Ended September 30,
Supplemental Segment Sales & Profitability	F2010	F2009	F2010	F2009

Net Sales
Global Batteries & Personal Care	$372.0	$361.4	$1,427.9	$1,335.0
Global Pet Supplies	140.1	154.8	560.5	573.9
Home and Garden	75.1	73.2	341.0	321.6
Small Appliances	201.8	-	237.6	-
Total net sales	$789.0	$589.4	$2,567.0	$2,230.5

Segment Profit
Global Batteries & Personal Care	$41.2	$40.7	$152.8	$165.1
Global Pet Supplies	18.3	18.8	55.6	64.6
Home and Garden	9.4	4.9	50.9	41.8
Small Appliances	10.9	-	13.1	-
Total segment profit	79.8	64.4	272.4	271.5

Corporate	11.8	9.8	41.1	34.4
Restructuring and related charges	7.4	5.4	24.2	45.8
Acquisition and integration related charges	16.0	-	38.4	-
Intangibles impairment	-	34.4	-	34.4
Interest expense	46.9	41.3	277.0	189.9
Other expense (income), net	3.8	(1.0)	12.3	2.5

Loss from continuing operations before reorganization items and income tax expense	$(6.1)	$(25.5)	$(120.6)	$(35.5)

Note 1: The merger with Russell Hobbs consummated on June 16, 2010. The financial results of Russell Hobbs are reported as a separate business segment, Small Appliances, since June 16, 2010.

Note 2: In connection with the Company's emergence from bankruptcy on August 28, 2009 and the application of fresh-start reporting on August 30, 2009, in accordance with ASC Topic 852, "Reorganizations," the post emergence results for the period from August 31, 2009 through September 30, 2009 (Successor Company) and the period from October 1, 2008 through August 30, 2009 (Predecessor Company) are presented separately in the Company's Audited Consolidated Statement of Operations in its Form 10-K. For illustrative purposes in this earnings release, the Company has combined the separate Successor Company and Predecessor Company results to derive combined three and twelve months ended September 30, 2009. However, because of the various adjustments to our financial statements in connection with the adoption of fresh-start reporting, including asset valuation adjustments, adjustments to liabilities and recognition of gain on cancellation of indebtedness, the results of operations for Successor Company are not comparable to those of the Predecessor Company.

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and twelve months ended September 30, 2010
(Unaudited)

	THREE MONTHS		TWELVE MONTHS
	F2010		F2010
Diluted loss per share, as reported	$(0.48)		$(5.28)

Adjustments, net of tax:
Pre acquisition merger activity	-		0.49	(a)
Acquisition and integration related charges	0.20	(b)	0.49	(b)
Restructuring and related charges	0.10	(c)	0.31	(d)
Discontinued operations	-		0.05	(e)
Fresh-start inventory fair value adjustment	-		0.44	(f)
Reorganization items, net	-		0.05	(g)
Write off of unamortized debt issuance costs and debt discount/premiums
	-		1.04	(h)
Russell Hobbs inventory fair value valuation adjustment	0.03	(i)	0.03	(i)
Income taxes	0.40	(j)	2.09	(j)
Share dilution assumption	-		1.56	(k)
Other adjustments	-		(0.06)	(l)
	0.73		6.49

Diluted earnings per share, as adjusted	$0.25		$1.21

Note: Per share figures calculated prior to rounding.

(a) For the twelve months ended September 30, 2010, the net of tax adjustment of $25.1 million reflects the adjusted earnings of the Russell Hobbs' business from the beginning of the period through June 15, 2010, the date prior to the merger.

(b) For the three and twelve months ended September 30, 2010, reflects $10.4 million, net of tax, and $25.0 million, net of tax, respectively, of acquisition and integration related charges related to the merger with Russell Hobbs. The costs were primarily legal and professional fees and employee termination costs.

(c) For the three months ended September 30, 2010, reflects $4.8 million, net of tax, of restructuring and related charges as follows: (i) $2.7 million for the Global Cost Reduction Initiatives announced in 2009; (ii) $1.6 million for the Global Realignment Initiatives announced in 2007; and (iii) $0.5 million for the Ningbo Exit Plan.

(d) For the twelve months ended September 30, 2010, reflects $15.7 million, net of tax of restructuring and related charges as follows: (i) $12.0 million for the Global Cost Reduction Initiatives announced in 2009; (ii) $2.3 million for the Global Realignment Initiatives announced in 2007; and (iii) $1.4 million for the Ningbo Exit Plan.

(e) Reflects a loss from discontinued operations, net of tax, of $2.7 million related to the Company's shutdown of the growing products portion of the Home and Garden Business. The shutdown was completed during the Company's second quarter of Fiscal 2009.

(f) Reflects $22.3 million, net of tax, related to an inventory write up in conjunction with the valuation of the Company as a result of fresh-start reporting upon the Company's emergence from bankruptcy in the fourth quarter of Fiscal 2009.

(g) Reflects $2.4 million, net of tax, related to professional fees in connection with the Company's voluntary filing for bankruptcy under Chapter 11.

(h) Reflects $53.4 million, net of tax, related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to extinguishment of debt that was refinanced in conjunction with the merger of Russell Hobbs.

(i) Reflects $1.4 million, net of tax, related to an inventory write up in conjunction with the Merger with Russell Hobbs in accordance with ASC 805, Business Combinations.

(j) For the three and twelve months ended September 30, 2010, reflects $20.3 million, net of tax and $106.7 million, net of tax, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(k) Adjustment to reflect the full dilution of shares and restricted stock outstanding, post merger, and assuming shares where issued and outstanding for all periods presented as the Company per share data above assumes that the merger with Russell Hobbs was consummated prior to all periods presented.

(l) For the twelve months ended September 30, 2010, general and administrative expenses include $3.1 million, net of tax, respectively, related to expiring taxes and related estimated penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, for which the examination period expired.

Note: Due to the cancellation of the Predecessor Company's common stock upon the emergence from Chapter 11 bankruptcy, the Company does not have comparable results for the prior year as the prior year earnings were attributable to the Predecessor Company's common stock, which was extinguished upon emergence.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended September 30, 2010
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$36.3	$14.4	$8.7	$(1.1)	$(17.5)	$(65.1)	$(24.3)

Income tax expense	-	-	-	-	-	18.2	18.2
Interest expense	-	-	-	-	-	46.9	46.9
Restructuring and related charges	1.0	3.2	0.8	-	2.4	-	7.4
Acquisition and Integration related charges	-	-	-	12.8	3.1	-	16.0
Accelerated Depreciation and Amortization (b)	-	-	(0.6)	-	-	-	(0.6)
Russell Hobbs Inventory fair value adjustment	-	-	-	2.2	-	-	2.2

Adjusted EBIT	37.3	17.6	8.9	13.8	(12.0)	-	65.8
Depreciation and Amortization	13.1	7.0	4.1	5.7	4.1	-	33.9

Adjusted EBITDA	$50.4	$24.6	$13.0	$19.5	$(7.8)	$-	$99.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation and amortization.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the twelve months ended September 30, 2010
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$136.9	$49.5	$39.7	$0.4	$(76.4)	$(340.2)	$(190.1)

Loss from discontinued operations, net of tax	-	-	2.7	-	-	-	2.7
Income tax expense	-	-	-	-	-	63.2	63.2
Interest expense	-	-	-	-	-	194.9	194.9
Write-off unamortized discounts and financing fees (b)	-	-	-	-	-	82.1	82.1
Pre-acquisition earnings	-	-	-	66.3	-	-	66.3
Restructuring and related charges	3.5	6.8	8.5	-	5.5	-	24.2
Acquisition and Integration related charges	-	-	-	14.3	24.1	-	38.4
Reorganization Items, net	-	-	-	-	3.6	-	3.6
Accelerated Depreciation and Amortization (c)	-	-	(0.8)	-	(2.1)	-	(3.0)
Fresh-Start Inventory fair value adjustment	18.6	13.7	2.2	-	-	-	34.5
Russell Hobbs Inventory fair value adjustment	-	-	-	2.5	-	-	2.5
Brazilian IPI Credit/Other	(4.8)	(0.1)	-	-	-	-	(4.9)

Adjusted EBIT	154.2	69.8	52.3	83.5	(45.5)	-	314.3
Depreciation and Amortization	51.4	28.3	14.4	6.5	16.9	-	117.4

Adjusted EBITDA	$205.6	$98.1	$66.7	$90.0	$(28.6)	$-	$431.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects $61.4 million write off of unamortized deferred financing fees and discounts associated with the Company's capital structure refinanced on June 16, 2010; $4.2 million charge related to pre-payment premiums associated with the paydown of the ABL and FILO extinguished on June 16, 2010 and $16.5 million related to the termination of interest swaps and commitment fees.

(c) Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation and amortization.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended September 30, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$26.2	$(1.2)	$(1.3)	$-	$1,212.2	$(83.3)	$1,152.8

Loss from discontinued operations, net of tax	-	-	2.4	-	-	-	2.4
Income tax expense	-	-	-	-	-	42.0	42.0
Interest expense	-	-	-	-	-	41.3	41.3
Pre-acquisition earnings				24.4			24.4
Restructuring and related charges	0.2	1.1	3.4	-	0.7	-	5.4
Reorganization Items	-	-	-	-	(1,222.7)	-	(1,222.7)
Accelerated Depreciation (b)	-	-	(1.1)	-	-	-	(1.1)
Intangibles Impairment	15.4	18.5	0.5	-	-	-	34.4
Fresh-Start Inventory Write-off	9.9	5.4	1.1	-	-	-	16.3
Other Fresh-Start (c)	0.1	0.4	-	-	1.1	-	1.5
Brazilian IPI Credit	(0.7)	-	-	-	-	-	(0.7)

Adjusted EBIT	51.1	24.2	5.0	24.4	(8.6)	-	96.1
Depreciation and Amortization	8.7	6.2	4.0	-	0.7	-	19.6

Adjusted EBITDA	$59.8	$30.4	$9.1	$24.4	$(7.9)	$-	$115.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

(c) Adjustment reflects losses of certain hedges due to the adoption of Fresh-Start reporting coupled with straight-line lease accrual true-ups.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the twelve months ended September 30, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$125.6	$40.7	$(51.3)	$-	$1,091.8	$(263.7)	$943.2

Loss from discontinued operations, net of tax	-	-	86.4	-	-	-	86.4
Income tax expense	-	-	-	-	-	73.8	73.8
Interest expense	-	-	-	-	-	189.9	189.9
Pre-acquisition earnings				81.0			81.0
Restructuring and related charges	20.8	5.8	6.3	-	12.9	-	45.8
Reorganization Items	-	-	-	-	(1,138.9)	-	(1,138.9)
Accelerated Depreciation (b)	(2.7)	-	(1.4)	-	-	-	(4.2)
Intangibles Impairment	15.4	18.5	0.5	-	-	-	34.4
Fresh-Start Inventory Write-off	9.9	5.4	1.1	-	-	-	16.3
Other Fresh-Start (c)	0.1	0.4	-	-	1.1	-	1.5
Brazilian IPI Credit	(5.6)	-	-	-	-	-	(5.6)

Adjusted EBIT	163.5	70.8	41.5	81.0	(33.1)	-	323.8
Depreciation and Amortization	29.4	22.4	12.4	-	3.0	-	67.1

Adjusted EBITDA	$192.8	$93.2	$53.9	$81.0	$(30.1)	$-	$390.9

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

(c) Adjustment reflects losses of certain hedges due to the adoption of Fresh-Start reporting coupled with straight-line lease accrual true-ups.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three and twelve months ended September 30, 2010 and September 30, 2009
(Unaudited)
(In millions)

	THREE MONTHS			TWELVE MONTHS
	F2010	F2009	INC(DEC)	F2010	F2009	INC(DEC)
			%			%
Spectrum Brands Holdings, Inc. (a)	$ 789.0	$ 589.4	33.9%	$ 2,567.0	$ 2,230.5	15.1%
Russell Hobbs (b)	-	211.2		544.0	778.2	-30.1%

Pro Forma Net Sales	$ 789.0	$ 800.6	-1.4%	$ 3,111.0	$ 3,008.7	3.4%

(a) Net sales for Spectrum Brands for the twelve months ended September 30, 2010 include net sales for Russell Hobbs from the date of acquisition, July 16, 2010 to the end of the period.

(b) For all periods presented, net sales for Russell Hobbs have been restated to reflect the acquisition as if it occurred at the beginning of the period presented.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA
for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

Consolidated Spectrum Brands Holdings, Inc.

Net Income	$ 73 - $ 79

Income tax expense	39 - 43
Interest expense	193
Restructuring and related charges	9
Acquisition and integration related charges	21

Adjusted EBIT	335 - 345
Depreciation and Amortization	120

Adjusted EBITDA	$ 455 - $ 465

Note: Amounts calculated prior to rounding

Table 7
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$ 195 - $ 205

Purchases of property, plant and equipment	(40)

Free Cash Flow	$ 155 - $ 165

CONTACT:
Investor/Media Contact:
Spectrum Brands Holdings, Inc.
Dave Prichard, 608-278-6141